Press Release

Contact:                 United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Third Quarter Results

Lawrenceburg, Indiana – May 11, 2012 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the holding company for United Community Bank (the “Bank”), today reported net income of $457,000, or $0.06 per diluted share, for the quarter ended March 31, 2012, compared to a net loss of $643,000, or $(0.08) per diluted share, for the quarter ended March 31, 2011.  Net income for the nine months ended March 31, 2012 was $1.6 million, or $0.22 per diluted share, compared to $374,000, or $0.05 per diluted share, for the nine months ended March 31, 2011.

United Community Bancorp
Summarized Statements of Income
(Unaudited, in thousands, except per share data)
	For the nine months ended
	3/31/2012	3/31/2011

Interest income	$13,677	$14,939
Interest expense	3,234	4,354
Net interest income	10,443	10,585

Provision for loan losses	1,912	3,385
Net interest income after provision for loan losses	8,531	7,200

Total other income	3,219	2,763
Total other expense	9,346	9,404
Income before income taxes	2,404	559

Income tax provision	759	185
Net income	$1,645	$374

Basic and diluted earnings per share	$0.22	$0.05
Weighted average shares outstanding	7,642,897	7,623,133

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
(In thousands, as of)	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011

ASSETS
Cash and Cash Equivalents	$32,375	$16,644	$23,878	$31,159	$28,182
Investment Securities	150,158	126,369	131,031	123,913	127,602
Loans Receivable, net	284,415	285,709	283,281	285,877	289,348
Other Assets	36,666	38,095	37,327	31,582	30,655
Total Assets	$503,614	$466,817	$475,517	$472,531	$475,787

LIABILITIES
Municipal Deposits	$110,966	$101,832	$108,504	$111,251	$106,785
Other Deposits	322,680	305,611	306,840	301,840	310,124
FHLB Advances	11,083	1,333	1,583	1,833	2,083
Other Liabilities	3,528	3,265	3,563	3,461	3,580
Total Liabilities	448,257	412,041	420,490	418,385	422,572
Total Stockholders' Equity	55,357	54,776	55,027	54,146	53,215
Total Liabilities & Stockholders' Equity	$503,614	$466,817	$475,517	$472,531	$475,787

Summarized Consolidated Statements of Operations
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,290	$4,700	$4,687	$4,907	$4,876
Interest Expense	1,025	1,057	1,152	1,233	1,286
Net Interest Income	3,265	3,643	3,535	3,674	3,590
Provision for Loan Losses	333	681	898	755	2,204
Net Interest Income after Provision
for Loan Losses	2,932	2,962	2,637	2,919	1,386
Total Other Income	888	1,205	1,126	1,275	795
Total Other Expense	3,056	3,141	3,149	3,082	2,949
Income (Loss) before Tax Provision (Benefit)	764	1,026	614	1,112	(768)
Income Tax Provision (Benefit)	307	314	138	316	(125)
Net Income (Loss)	$457	$712	$476	$796	$(643)
Basic and Diluted Earnings (Loss) per Share (1)	$0.06	$0.09	$0.06	$0.10	$(0.08)
Weighted Average Shares Outstanding
Basic and Diluted	7,652,150	7,638,321	7,638,321	7,640,321	7,612,759

(1) - For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of all quarterly dividends.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Performance Ratios:
Return on average assets (1)	0.38%	0.60%	0.40%	0.67%	-0.53%
Return on average equity (1)	3.31%	5.22%	3.49%	5.94%	-4.80%
Interest rate spread (2)	2.87%	3.30%	3.16%	3.22%	3.11%
Net interest margin (3)	2.91%	3.35%	3.22%	3.29%	3.18%
Other expense to average assets (1)	2.52%	2.66%	2.66%	2.58%	2.45%
Efficiency ratio (4)	73.59%	64.79%	67.56%	62.28%	67.25%
Average interest-earning assets to
average interest-bearing liabilities	105.08%	105.03%	105.76%	106.32%	106.30%
Average equity to average assets	11.37%	11.54%	11.51%	11.22%	11.13%

Bank Capital Ratios:
Tangible capital	9.16%	10.12%	9.86%	9.80%	9.58%
Core capital	9.16%	10.12%	9.86%	9.80%	9.58%
Total risk-based capital	18.82%	18.20%	17.97%	17.47%	17.26%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	6.64%	5.33%	5.25%	7.08%	7.01%
Allowance for loan losses as a percent
of total loans (5)	1.91%	1.83%	2.06%	1.83%	1.78%
Allowance for loan losses as a percent
of nonperforming loans (5)	28.72%	34.22%	39.20%	25.90%	25.45%
Net charge-offs to average outstanding
loans during the period (1)	0.14%	2.25%	0.40%	0.94%	7.86%

(1) Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents total other expense divided by the sum of net interest income and total other income.
(5)     The Bank purchased three branches from Integra Bank on June 4, 2010 and acquired loans with a fair value of $43.9 million.  Under ASC 805-20-30, the acquired loans are accounted for at fair value.  While there is a credit risk component to the fair value measurement, there is no allowance for loan losses related to the acquired loans.

For the three months ended March 31, 2012:

Net interest income decreased $325,000, or 9.1%, to $3.3 million for the quarter ended March 31, 2012 as compared to $3.6 million for the quarter ended March 31, 2011.   A decrease of $586,000 in interest income was partially offset by a $261,000 decrease in interest expense.  The decrease in interest income was primarily the result of a $8.8 million decrease in average outstanding loans combined with a decrease in the average rate earned on loans from 5.65% to 5.03%.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 1.21% to 0.95%.  Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $333,000 for the quarter ended March 31, 2012, compared to $2.2 million for the same quarter in the prior year. Management evaluates the Bank’s allowance for loan loss for adequacy on at least a quarterly basis.  As part of this evaluation, management considers the amounts and types of loans, concentrations, the value of underlying collateral, current economic conditions, historical charge-offs, and other relevant information, such as the size of the overall portfolio and the financial condition of the borrowers.  The decrease in the loan loss provision was primarily due to  the restructuring   of certain commercial and multi-family loans into a Note A/B format,  and the resultant additional reserves recorded, in the March 2011 quarter. No such  restructuring occurred in the March 2012 quarter.

Other income increased $93,000, or 11.7%, from $795,000 in the prior year quarter to $888,000 in the current year quarter.  The increase was primarily due to a $91,000 increase in gain on the sale of loans. The increase in the gain on sale of loans was the result of an increase in loan sales to Freddie Mac in the current year quarter when compared to the same quarter in the prior year, primarily due to an increase in refinancing activity due to the continued low interest rate environment.

Other expense increased $107,000, or 3.6%, to $3.1 million for the quarter ended March 31, 2012, from $2.9 million in the prior year quarter.  The increase was primarily the result of a $162,000 increase in compensation and employee benefits expense and a $51,000 increase in data processing expense, partially offset by a $173,000 decrease in deposit insurance premiums.  The increase in compensation and employee benefits expense is primarily due to additional employees and annual wage increases.  The increase in data processing expense is primarily due to an increase in ATM and data center service charges.  The decrease in deposit insurance premiums is reflective of an overall decrease in average deposits in the current year compared to the prior year.

For the nine months ended March 31, 2012:

Net interest income decreased $142,000, or 1.3%, to $10.4 million for the nine months ended March 31, 2012 as compared to $10.6 million for the nine months ended March 31, 2011.  A decrease of $1.3 million in interest income was partially offset by a $1.1 million decrease in interest expense.  The decrease in interest income was primarily the result of a $14.8 million decrease in average outstanding loans combined with a decrease in the average rate earned on loans from 5.71% to 5.37%.  The decrease in interest expense was primarily the result of a $15.5 million decrease in average deposits combined with a decrease in the average interest rate paid on deposits from 1.33% to 1.02%.  Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $1.9 million for the nine months ended March 31, 2012, compared to $3.4 million for the same period in the prior year. Nonperforming loans decreased $1.4 million, from $20.6 million at June 30, 2011 to $19.2 million at March 31, 2012.  The decrease in nonperforming loans in the current year period was primarily the result of troubled debt restructurings that were placed on accrual (performing) status after performing in accordance with their restructured terms for at least six consecutive months, partially offset by additional nonperforming loans in the current year period.

Other income increased $456,000, or 16.5%, from $2.8 million in the prior year period to $3.2 million in the current year period.  The increase was primarily due to a $525,000 increase in gain on sale of investments offset by a $138,000 decrease in gain on the sale of loans. The increase in gain on sale of investments was the result of the sale of securities totaling $52.7 million in the current year period, compared to the sale of securities totaling $29.7 million in the prior year period.  The decrease in the gain on sale of loans was the result of fewer loan sales to Freddie Mac in the current year period when compared to the same period in the prior year as a result of  lower loan demand.

Other expense decreased $58,000 to $9.3 million for the nine months ended March 31, 2012, from $9.4 million in the prior year period.  The decrease was primarily the result of a $367,000 decrease in deposit insurance premiums, partially offset by a $235,000 increase in compensation and employee benefits expense and a $104,000 increase in data processing expense.  The decrease in deposit insurance premiums is a result of the aforementioned decrease in average deposits.   The increase in compensation and employee benefits expense is primarily due to additional employees and annual wage increases.  The increase in data processing expense is primarily due to an increase in ATM and data center service charges.

Total assets were $503.6 million at March 31, 2012, compared to $472.5 million at June 30, 2011.  Total assets increased $31.1 million, or 6.6%, primarily as a result of a $26.2 increase in investment securities, a $4.1 million increase in Federal Home Loan Bank (“FHLB”) stock and a $2.2 million increase bank owned life insurance (“BOLI”).  The increase in investment securities was primarily due to purchases of mortgage-backed securities offset by sales of other available for sale securities. The increase in FHLB stock was attributable to the Bank’s desire to increase its borrowing capacity.  BOLI was increased to offset and recover existing benefit expenses.

Total liabilities were $448.3 million at March 31, 2012, compared to $418.4 million at June 30, 2011.  The increase of $29.9 million was primarily the result of a $20.6 million increase in deposits and a $9.3 million increase in FHLB advances.  The increase in deposits was primarily the result of an increase in retail customer deposits. The increase in FHLB advances was primarily the result of a strategy to improve interest rate risk by  using longer term FHLB advances to fund recent loan production.

Total stockholders’ equity was $55.4 million at March 31, 2012, compared to $54.1 million at June 30, 2011.  The increase was primarily the result of net income of $1.6 million, partially offset by dividends paid of $1.0 million.  At March 31, 2012, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates nine offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K/A filed with the SEC on April 26, 2012 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.